EXHIBIT 10.1

REVISED AND RESTATED MINERAL PROPERTY OPTION AGREEMENT

THIS OPTION AGREEMENT dated as of the 3rd day of March, 2012.

BETWEEN:

BRIAN FOWLER, of P.O. Box 954, Apartment 17, 30 Alexander Avenue, Pinawa, Manitoba, R0E 1L0;

WILLIAM ROBERTS, of 29 Leys Street, Thunder Bay, Ontario, P7A 5E5;

JASON SHAVER, of 231 MacDougall Street, Thunder Bay, Ontario, P7A 2K4;

(collectively. the "Optionors")
OF THE FIRST PART

AND:

MADISON VENTURES INC.

(the "Optionee")
OF THE SECOND PART

WHEREAS:

A.            The Optionors are the owners jointly of a 100% undivided interest in 3 unpatented mining claims comprising 34 units situated in the Thunder Bay Mining Division, Province of Ontario, as more particularly described in Schedule “A” attached hereto and forming a part hereof (the “Property”); and

B.            The Optionors seek to grant the Optionee the sole, immediate, exclusive and irrevocable option (the "Option") to acquire a 100% undivided right, title and interest in and to the Property and the Optionee is interested in acquiring the Option, all on and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, conditions and premises herein contained, the sum of EIGHT DOLLARS now paid by each of the Parties (as hereinafter defined) to the other and for other good and valuable consideration (the receipt and sufficiency whereof being hereby acknowledged), the Parties do hereby covenant and agree as follows:

1.	DEFINITIONS

1.1	Definitions. In this Agreement:

"this Agreement", "herein", "hereby", "hereof", "hereunder" and similar expressions shall mean or refer to this Agreement and any and all agreements or instruments supplemental or ancillary hereto and the expression "section" followed by a number means and refers to the specified section of this Agreement.

"Affiliate" shall mean any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly Controls, is controlled by or is under common Control with a Party.

"Agents" shall mean servants, employees, agents, workmen and contractors.

"Deed" shall have the meaning set forth in section 7.2.

"Effective Date" shall mean the date first above written.

"Encumbrances" shall mean any and all mortgages, pledges, security interests, liens, charges, encumbrances, contractual obligations and claims of others, recorded and unrecorded, registered and unregistered.

"Hazardous Substance" shall mean any hazardous substance or pollutant, contaminant, toxic or dangerous waste, substance or material, as defined or regulated by any applicable law, regulation or governmental authority from time to time.

"Laws" shall mean collectively, all federal, provincial, territorial, municipal or local statutes, regulations and by-laws applicable to the Parties or the Property or to any activities thereon, including without limitation, all orders, notices, rules, decrees, decisions, codes, guidelines, policies, directions, permits, approvals, licenses and similar authorizations issued, rendered or imposed by any level of government including any ministry, department or administrative or regulatory agency or authority.

"Losses" shall mean actual losses, liabilities, damages, injuries, costs or expenses.

“NSR” shall mean a net smelter return royalty on the terms and conditions set forth in Schedule “B” attached hereto and forming a part hereof.

"Option" shall have the meaning set forth in the preambles to this Agreement.

"Option Period" shall mean the period during which the Option is in full force and effect as provided herein.

"Parties" shall mean collectively, the Optionors and the Optionee.

"Party" shall mean either the Optionors or the Optionee.

"Payments" shall have the meaning set forth in section 5.1.

"Person" shall mean any individual, partnership, company, corporation, unincorporated association, person, government or governmental agency, authority or entity howsoever designated or constituted.

"Property" shall have the meaning ascribed thereto in the preambles.

"Shares" means common shares in the capital of the Optionee.

"Termination Notice" shall have the meaning set forth in section 9.2.

2.	SCHEDULES, GENDER AND CANADIAN DOLLARS

2.1   Schedules. The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule "A" – Property
Schedule "B" – Terms of NSR

2.2   Gender and Extended Meanings.  In this Agreement all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.  In this Agreement words importing the singular number include the plural and vice versa.

2.3   US Dollars.  All dollar amounts or "$" referred to in this Agreement are in US funds.

2.4   Business Days.  All references in this Agreement to business days are to days excluding Saturdays, Sundays and banking holidays in Toronto, Ontario.

2.5   Period of Time.  When calculating the period of time within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-business day, the period in question shall end on the next business day.

2.6   Section Headings.  The section and other headings contained in this Agreement or in the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES

3.1   Representation and Warranties of the Optionors.  The Optionors hereby jointly and severally represent and warrant to the Optionee as follows and acknowledge that the Optionee is relying on such representations and warranties in entering into this Agreement and acknowledge and agree that such representations and warranties shall be true and correct as of the Effective Date and as of the exercise of the Option granted herein with the same force and effect as if made on and as of such date:

(a)
Approvals. The execution, delivery and performance of this Agreement by the Optionors and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any covenants or agreements contained in or constitute a default under any indenture, agreement or other instrument whatsoever to which any of the Optionors is a party or by which any of the Optionors is bound and do not contravene any applicable laws.

(b)
No Acts of Bankruptcy. None of the Optionors has committed an act of bankruptcy, is insolvent, has proposed a compromising arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceedings with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed of any part of its assets, has had any encumbrancer take possession of any of its property or has had any execution or distress become enforceable or become levied upon any of its property.

(c)
Brokerage or Finder's Fee. There is no Person acting or purporting to act at the request of the Optionors who is entitled to any brokerage or finder's fee in connection with the transactions contemplated herein.

(d)
Interest. The Optionors are the beneficial owners of a 100% undivided interest in the Property, free and clear of any and all Encumbrances. The Optionors have the full power to hold their respective interest in the Property and hold recorded or registered title to the Property. The Property is duly recorded by the Optionors and is in good standing pursuant to all applicable Laws.

(e)
Property in Good Standing. The mining claims forming part of the Property are in good standing and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under such mining claims.

(f)	Abutting Claims. The Optionors do not own any right, title or interest in or to any mining claims abutting the Property. All of the mining claims comprising the Property are contiguous.

(g)
Properly Staked. Each mining claim forming part of the Property has been properly staked, tagged, located and recorded in the Mining Recorder’s Office at the Ministry of Northern Development and Mines.

(h)
Taxes, Charges and Assessments. All taxes and charges with respect to the Property have been paid in full as of the date hereof. All requisite minimum assessment work has been performed and reported on the Property pursuant to the provisions of the Mining Act, Ontario up to and including March 1, 2012. The Property has sufficient minimum assessment work performed thereon to enable the same to be in good standing until the date noted as "Expiry Date" in the table of claims in Schedule "A' hereto. Subject to the provisions of section 6.3, no Person has any proprietary or possessory interest in the Property. Save and except for the NSR retained by the Optionors hereunder, no Person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other such products removed or produced from the Property.

(i)
Adverse Claims. There are no existing, pending or threatened adverse claims or challenges against or to the ownership of, possession, operation, control, management or title to the Property or substances thereon or therefrom nor, to the best knowledge of the Optionor, is there any basis therefor.

(j)
Compliance with Laws. The Optionors have fully complied with all Laws with respect to the Property and none of the Optionors has received notice of any breach, violation or default with respect to the Property. Conditions on and relating to the Property are in compliance with all applicable Laws.

(k)
Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or, to the knowledge of the Optionors threatened against or involving the Property or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Optionors pursuant to this Agreement or any other agreement or instrument to be executed and delivered by the Optionors in connection with the transactions contemplated hereby and none of the Optionors knows or has any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, action of any nature or investigation. None of the Optionors are subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may be expected to have an adverse effect on the Property.

(l)	Non-Resident. Each of the Optionors is not a non-resident of Canada for the purposes of section 116 of the Income Tax Act (Canada) as amended.

(m)
Hazardous Substances. To the best knowledge of the Optionors, no Hazardous Substance has been placed, held, located, used or disposed of, on, under or at the Property by the Optionors or their respective Agents. To the best knowledge of the Optionors no claim has ever been asserted and there are no present circumstances which could reasonably form the basis for the assertion of any claim against the Optionors for Losses of any kind as a direct or indirect result of the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release from the Property of any Hazardous Substance.

(n)
Work Orders. There are no outstanding work orders or actions required or reasonably anticipated to be required to be taken in respect of the rehabilitation or restoration of the Property or relating to environmental matters in respect of the Property or any operations thereon, nor have any of the Optionors received notice of same.

(o)
Mining Practices. The prospecting work, processes, undertaking and other operations carried on or conducted by or on behalf of the Optionors in respect of the Property have been carried on or conducted in a sound and workmanlike manner and in compliance with sound geological and geophysical exploration and mining, engineering and metallurgical practices. To the best knowledge of the Optionors, all such work, processes, undertaking and other operations are in compliance with all applicable national, state and local laws, by-laws, ordinances, permits, rules, regulations and orders or decisions rendered by any governmental or quasi-governmental ministry, department or administrative or regulatory agency.

(p)	No Condemnation. None of the Optionors has received notice of the existence of condemnation, expropriation or similar proceedings affecting the Property.

(q)
All Material Information. Each of the Optionors has made available to the Optionee all material information in their possession or control relating to the Property and throughout the Option Period, shall continue to make available to the Optionee all information in their possession or control relating to the Property.

(r)
No Additional Information. None of the Optionors has any information or knowledge of any facts pertaining to the Property or substances thereon or therefrom not disclosed in writing to the Optionee, which if known to the Optionee might reasonably be expected to deter the Optionee from completing the transactions contemplated hereby.

3.2   Representations and Warranties of the Optionee. The Optionee hereby represents and warrants to the Optionors as follows and acknowledges that the Optionors are relying on such representations and warranties in entering into this Agreement and acknowledges and agrees that such representations and warranties shall be true and correct as of the Effective Date with the same force and effect as if made on and as of such date:

(a)
Approvals.  The execution, delivery and performance of this Agreement by the Optionee and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any covenants or agreements contained in or constitute a default under any indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which the Optionee is bound and does not contravene any applicable laws.

(b)
No Acts of Bankruptcy.  The Optionee has not committed an act of bankruptcy, is not insolvent, has not proposed a compromising arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed of any part of its assets, has not had any encumbrancer take possession of any of its property and has not had any execution or distress become enforceable or become levied upon any of its property.

(c)
Brokerage or Finder's Fee.  There is no Person acting or purporting to act at the Optionee's request who is entitled to any brokerage or finder's fee in connection with the transactions contemplated herein.

(d)
Litigation.  There is no legal, administrative or other proceeding, claim or action of any nature or investigation pending or, to the knowledge of the Optionee, threatened against or involving the Optionee or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Optionee pursuant to this Agreement or any other agreement or instrument to be executed and delivered by the Optionee in connection with the transactions contemplated hereby and the Optionee does not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, action of any nature or investigation.

3.3   Representations and Warranties as Conditions.  Each Party:

(a)
Condition.  Acknowledges and agrees that the other Party is entering into this Agreement relying upon the representations and warranties made by it herein and the correctness of each such representation and warranty is a condition upon which such other Party is relying upon entering into this Agreement, each of which conditions may be waived in whole or in part solely by such other Party in writing and all such representations and warranties shall survive the execution, delivery and termination of this Agreement and the completion of the transactions contemplated hereby notwithstanding any independent investigations either Party may make.

(b)
Indemnification.  Agrees to indemnify and hold harmless the other Party from all Losses actually incurred by such other Party in connection with a breach of any representation or warranty made by it and contained herein, provided that such representations and warranties shall only have a survival period that terminates two years following: (i) the exercise of the Option; or (ii) the termination of the Option.

4.	GRANT OF OPTION

4.1   Grant.  In consideration of the covenants and agreements of the Optionee, the Optionors do hereby give and grant to the Optionee, the sole, immediate, exclusive and irrevocable option to acquire a 100% right, title and interest in and to the Property, subject to the provisions of section 6.3, free and clear of any and all Encumbrances, save and except the the retained NSR royalty to the Optionors provided for herein, by satisfying within the time limits therefor, those obligations set forth in Article 5.  The Option shall commence on the Effective Date and shall terminate on the third anniversary of the Effective Date unless previously exercised.

5.	OPTION PAYMENTS

5.1   Payments. To maintain the Option in good standing and in full force and effect, the Optionee shall make the following payments in cash and Shares (the "Payments") to the Optionors (on a pro rata basis to each Optionor individually in accordance with their interest as set forth in the "Table of Interest" in section 5.2 below), in the manner and on the dates set out below::

	Terms	Cash Payment (US$)
(i)	Upon signing this agreement	$	Nil
(ii)	On or before 8 months after the Effective Date		$15,000
(iii)	On or before the first anniversary of the Effective Date		$5,000
(iv)	On or before the second anniversary of the Effective Date		$5,000
(v)	On or before the third anniversary of the Effective Date		$5,000

Notwithstanding the schedule for Payments set out in sections 5.1, if it so elects, the Optionee may make the Payments at any time prior to the dates therein specified.

5.2           Table of Interest.  The interest of the individual Optionors in the Property and accordingly the Payments to be made hereunder by the Optionee is as follows:

Name of Optionor	Percent Interest in Property
Brian Fowler	33 1/3
William Roberts	33 1/3
Jason Shaver	33 1/3

6.	EXERCISE OF OPTION

6.1   Option Exercise.  If the Optionee has duly made the Payments to the Optionors in accordance with the provisions of section 5.1, the Optionee shall have duly exercised the Option as at such date and shall have earned a 100% interest in the Optioned Property, free and clear of any and all Encumbrances, save and except the retained NSR royalty to the Optionors as provided for herein in section 6.3.

6.2   No Partial Interest. If the Optionee fails to exercise the Option as provided in subsection 6.1, the Optionee shall not be entitled to any partial interest in the Property.

6.3   Grant of NSR.   On exercise of the Option by the Optionee, the Optionors shall be granted without any further act or formality on the part of any Party, a 2% NSR royalty on the terms and conditions set forth in Schedule “B” attached hereto and forming a part hereof. The Optionee shall have the right to purchase at any time 1% of such NSR royalty from the Optionors on the payment of $1.0 million to the Optionors.  At all times throughout the currency of the NSR, the Optionee shall not be bound to inquire into the equities as between the Optionors with respect to the NSR and shall be entitled to deal with Brian Fowler for and on behalf of all of the Optionors.

7.	TRANSFER OF DATA AND PROPERTY

7.1   Data.  The Optionors do hereby jointly and severally agree to forthwith deliver to the Optionee photocopies of all maps, reports, results of surveys and drilling and any other reports of information the Optionors may have prepared or may have caused to be prepared or may have in their possession or under their control with respect to the Property.

7.2   Title to Property.  On signing of this Agreement, the Optionors shall grant free and unrestricted access and use of the Property to the Optionee to act as operator of the Property with the right to bring onto the Property buildings, plant, equipment, machinery, tools, appliances and supplies until the earlier of: the exercise of the Option by the Optionee; or the termination of the Option without exercise. Upon exercise of the option, the Optionors shall forthwith deliver to the Optionee a duly executed transfer of mining claims in respect of the Property in registrable or recordable form (the "Deed") and in content sufficient pursuant to the Laws of the Province of Ontario to transfer a 100% undivided interest in the Property back to the Optionor free and clear of any and all Encumbrances, save and except the retained NSR royalty to the Optionors as provided for in section 6.3.

7.3   Transfer by Optionors.  During the Option Period, the Optionors shall not transfer all or part of their interest in the Property and/or this Agreement other than to the Optionee as provided herein.

8.	OPERATOR OF THE PROPERTY

8.1   Appointment of Operator.  The Optionee and/or its Affiliates shall act as operator of the Property during the Option Period and as operator, the Optionee shall be responsible in its sole discretion for carrying out and administering exploration, development and mining work on the Property.  As operator, the Optionee and/or its Affiliates shall have the sole, exclusive and immediate right to enter upon, explore and develop the Property and to have quiet and exclusive possession of the Property with sole power and authority to the Optionee and/or its Affiliates and their respective Agents to sample, extract, diamond drill, prospect, explore, develop and mine the Property in such manner as the Optionee and/or its Affiliates in their sole discretion may determine, including without limitation, the right to erect, bring and install thereon all buildings, machinery, equipment and supplies as the Optionee and/or its Affiliates shall deem necessary and proper and to remove therefrom reasonable quantities of ores, minerals or metals for assay and testing purposes.

8.2   Maintenance of Property.  During the Option Period, the Optionee and/or its Affiliates shall do, record and/or pay annually or in advance, assessment work for the Property and shall pay such taxes, fees and rents as may be required to keep the Property in good standing.  The Optionors shall jointly and severally co-operate with the Optionee and/or its Affiliates as reasonably necessary in facilitating the making of payments and providing information, including without limitation, the forwarding of all notices received by the Optionors with respect to assessment work, taxes, fees and rents.

8.3   Option Regarding Commercial Production.  The Optionee and/or its Affiliates as operator shall be under no obligation whatsoever to place the Property into commercial production and if the Optioned Property is placed into commercial production, the Optionee and/or its Affiliates shall have the right at any time to curtail or suspend such commercial production as the Optionee and/or its Affiliates in their absolute discretion deem advisable.

8.4   No Further Obligations.  Nothing herein contained nor any act done nor payment made hereunder shall obligate the Optionee to do any further or other act or acts or to make any payment or payments and in no event shall this Agreement or any act done or payment made be construed as an obligation of the Optionee to do or perform anything on or with respect to the Property.

8.5   Access to Optioned Property.  During the Option Period, upon the written request of the Optionors on a joint basis, the Optionee shall provide the Optionors with access to the Property at a convenient time and day for the Optionee or its Affiliates in order to observe the conduct of the operations or to view drill cores and samples. Such access shall be at the Optionors’ own sole cost, expense and risk and must not obstruct or interfere with the operation or activities conducted by the Optionee and/or its Affiliates.

8.6   Standard of Care. The prospecting work, processes, undertaking and other operations carried on or conducted by or on behalf of the Optionee and/or its Affiliates in respect of the Property shall be carried on or conducted in a sound and workmanlike manner and in compliance with sound geological and geophysical exploration and mining engineering and metallurgical practices. All such work, processes, undertaking and other operations shall be in compliance with all federal and provincial Laws.

9.	TERMINATION OF OPTION

9.1   Termination of Option by the Optionee.  The Optionee shall have the right to terminate the Option at any time and thereafter, the Optionee shall have no further or other rights and obligations under this Agreement, save and except as provided in sections 9.3, 9.4 and 9.5

9.2   Termination of Option by the Optionors Jointly.  The Optionors jointly shall have the right to terminate the Option as a result of a breach of section 5.1, on prior written notice to the Optionee (the "Termination Notice"), if within 90 days after receipt of the Termination Notice, the Optionee shall fail to make the required Payment as provided in section 5.1.

9.3   Taxes.  Upon termination of the Option, the Optionee shall ensure that all taxes, rates, duties, fees and payments have been paid in respect of the Property commencing as at the Effective Date up to and including the date of termination of the Option.

9.4   Assessment Work. Upon termination of the Option, the Optionee shall ensure that there is at least one year in assessment credits remaining on the Property.

9.5   Delivery of Data.  Upon termination of the Option, the Optionee shall deliver all maps, reports, results of surveys and drilling and all other reports of information provided to the Optionee by the Optionors, to the Optionors jointly as well as copies of any assay results, diamond drill records, information, maps and other pertinent exploration reports produced by the Optionee and/or its Affiliates and/or its Agents regarding the Property.

9.6   Removal of Buildings.  Upon termination of the Option, all buildings, plant, equipment, machinery, tools, appliances and supplies which may have been brought upon the Property by or on behalf of the Optionee as operator shall be removed by the Optionee and/or its Affiliates at any time not later than 12 months after termination unless arrangements on terms satisfactory to the Optionors are made between the Optionors jointly and the Optionee and if not so removed, such buildings, plant, equipment, machinery, tools, appliances and supplies shall become the property of the Optionors jointly.

10.	FORCE MAJEURE - GENERAL

10.1         Force Majeure.  Time shall be of the essence of this Agreement, provided however that notwithstanding anything to the contrary contained herein, if a Party should at any time or times during the currency of this Agreement be delayed in or prevented from complying with this Agreement by reason of wars, acts of God, strike, lockouts or other industrial disputes, inability to access its place of business, acts of the public enemy, riots, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from regulatory authorities including environmental protection agencies, unavailability of equipment or qualified personnel, delays of transportation, breakdown of machinery, interference of persons primarily concerned about environmental issues or native rights pressure groups or other causes whether of the kind enumerated above or otherwise which are not reasonably within the control of the applicable Party (excluding for greater certainty and without limitation, unavailability of funds), the period of all such delays resulting from such causes or any of them, shall be excluded in computing the time within which anything required or permitted by the applicable Party to be done, is to be done hereunder, it being understood that the time within which anything is to be done hereunder shall be extended by the total period of all such delays.  Nothing contained in this Article shall require the applicable Party to settle any industrial dispute or to test the constitutionality of any enacted Law.

11.	RELATIONSHIP AND OTHER OPPORTUNITIES - GENERAL

11.1         Relationship of Parties.  The rights, privileges, duties, obligations and liabilities, as between the Parties shall be separate and not joint or collective and nothing herein contained shall be construed as creating a partnership, an association, agency or subject as herein specifically provided, a trust of any kind or as imposing upon any of the Parties any partnership duty, obligation or liability.  Neither Party is liable for the acts, covenants and agreements of the other Party, except as herein specifically provided.

11.2         Other Opportunities.  Each of the Parties shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavours of any sort whatsoever whether or not competitive with the endeavours contemplated herein without consulting the other Party or inviting or allowing the other Party to participate therein. No Party shall be under any fiduciary or other duty to any other Party which shall prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of endeavours contemplated by this Agreement. The legal doctrine of "corporate opportunity" sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of a Party.

12.	CONFIDENTIALITY

12.1         Confidentiality. No disclosure or announcement, public or otherwise, in respect of this Agreement or the transaction herein contained shall be made by any Party without the prior written consent of the other Party as to timing and content, provided that the obligations herein will not prevent either Party from making, after consultation with the other Party, such disclosure as its counsel may advise is required by applicable law or the rules and policies of any securities regulatory authority or stock exchange having jurisdiction or potential jurisdiction. For purposes of this section 12.1, the Optionee shall be entitled to deal with Brian Fowler for and on behalf of all of the Optionors, and written consent received from and/or consultation with Brian Fowler by the Optionee will constitute the written consent of or consultation with the Optionors for purposes of this section 12.1.

13.	NOTICE - GENERAL

13.1         Notices.  All notices, requests, demands or other communications which by the terms hereof are permitted to be given by a Party to the other Party shall be given in writing and delivered by e-mail to such other Party as follows:

(i)	to the Optionee at: Art Kerry madisonventures@yahoo.com

(ii)	to the Optionors at: Brian Fowler: bdfowler@mts.net

or at such other addresses and to such other Person that may be given by either of them to the other in writing from time to time on ten days' prior written notice and such notices, requests, demands or other communications shall be deemed to have been received when delivered.

14.	MISCELLANEOUS - GENERAL

14.1         Acts in Good Faith.  Each Party shall at all times during the currency of this Agreement and after the termination of the Option, act in good faith with respect to the other Party and shall do or cause to be done all things within their respective powers which may be necessary or desirable to give full effect to the provisions hereof.

14.2         Severability.  Any provision of this Agreement which is invalid or unenforceable shall not effect any other provision and shall be deemed to be severable herefrom.

14.3         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14.4         Further Assurances.  The Parties shall sign such further and other documents and do such further acts or things as may be necessary or desirable in order to give full force and effect to this Agreement and every part hereof.

14.5         Amendment.  This Agreement may not be amended or modified in any respect except by written instrument signed by the Parties.

14.6         Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof.  The execution of this Agreement has not been induced by nor do the Parties rely upon or regard as material, any covenants, representations or warranties whatsoever not incorporated herein and made a part hereof.

14.7         Enurement.  This Agreement shall enure to the benefit of and be binding upon the Parties and each of their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, but no other Person.

14.8         Counterparts.  This Agreement may be executed in as many counterparts as may be necessary and may be delivered by facsimile or an attachment to an e-mail and each such agreement duly executed and so delivered shall be deemed an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed these presents as of the Effective Date.

/s/ [illegible]	/s/ Brian Fowler
Witness	BRIAN FOWLER

/s/ [illegible]	/s/ William Roberts
Witness	WILLIAM ROBERTS

/s/ [illegible]	/s/ Jason Shaver
Witness	JASON SHAVER

MADISON VENTURES INC. By its Authorized Signatory:

/s/ Art Kerry
ART KERRY

SCHEDULE “A”

DESCRIPTION  OF THE PROPERTY

JOHNNY LAKE

The following 3 unpatented mining claims located in the Thunder Bay Mining District of the Province of Ontario being more particularly described as follows:

Property Name (# units)	Claim Number	Units	Expiry Date
Johnny Lake (34)	4263523 4263524 4266933	16 15 3	Mar 5/14 Mar 5/14 Mar 12/14

SCHEDULE “B”

NSR Provisions

1.	The NSR royalty will be calculated and paid to the Optionors (the “Payee”) by the Optionee (the “Payor”) in accordance with the terms of this Schedule “B”.

2.	The NSR will be calculated on a calendar monthly basis and will, subject to paragraph 5, be equal to Gross Revenue less Permissible Deductions for such month.

3.	The following words will have the following meanings:

(a)           "Gross Revenue" means the aggregate of the following amounts received in each monthly period:

(i)	the revenue received by the Payor from arm’s length purchasers of all mineral products;

(ii)	the fair market value of all mineral products sold by the Payor in such month to Persons not dealing at arm’s length with the Payor; and

(iii)	any proceeds of insurance on mineral products.

(b)	"Permissible Deductions" means the aggregate of the following charges (to the extent that they are not deducted by any purchaser in computing payment) that are paid in each monthly period:

(i)	sales charges levied by any sales agent on the sale of mineral products;

(ii)
transportation costs for mineral products from the property to the place of beneficiation, processing or treatment and thence to the place of delivery of mineral products to a purchaser thereof including shipping, freight, handling and forwarding expenses;

(iii)
all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with refinement or beneficiation of mineral products after leaving the property, including all weighing, sampling, assaying and representation costs, metal losses, any umpire charges and any penalties charged by the processor, refinery or smelter; and

(iv)	all insurance costs on mineral products;

provided that where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Payor in a transaction with a party with whom it is not dealing at arm’s length as that term is defined in the Income Tax Act (Canada)), such cost or expense may be deducted, but only as to the lesser of the actual cost incurred by the Payor or the fair market value thereof, calculated at the time of such transaction and under all the circumstances thereof.

4.
The NSR will be calculated and paid within 30 days after the end of each calendar month.  Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show the payment’s derivation (the “Statement”) must be submitted with the payment.

5.
In the event that final amounts required for the calculation of the NSR are not available within the time period referred to in section 4 of this Schedule “B”, then provisional amounts will be established and the NSR paid on the basis of this provisional calculation.  Positive or negative adjustments will be made to the NSR payment of the succeeding month.

6.
All NSR payments will be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (the "Objection Notice") describing and setting forth a specific objection to the calculation thereof within 60 days after receipt by the Payee of the Statement.  If the Payee objects to a particular Statement as herein provided, the Payee will, for a period of 60 days after the Payor’s receipt of such Objection Notice, have the right, upon reasonable notice and at a reasonable time, to have the Payor’s accounts and records relating to the calculation of the NSR in question audited by the auditors of the Payee.  If such audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the next monthly NSR payment due hereunder.  The Payee will pay all the costs and expenses of such audit unless a deficiency of 2-1/2% percent or more of the amount due is determined to exist.  The Payor will pay the costs and expenses of such audit if a deficiency of 2-1/2% or more of the amount due is determined to exist.  All books and records used and kept by the Payor to calculate the NSR due hereunder will be kept in accordance with Canadian generally accepted accounting principles.  Failure on the part of the Payee to make claim against the Payor for adjustment in such 60 day period by delivery of an Objection Notice will conclusively establish the correctness and sufficiency of the Statement and NSR payments for such month.

7.
At the election of the Payee made in writing at least 90 days prior to the first payment on account of the NSR (which election may not be rescinded without the consent of the Payor), the Payee may elect to receive the NSR in kind, provided that any extra costs or expenses incurred by the Payor as a result of such election and payment of the NSR in kind will be for the account of the Payee and will be due on demand.